UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2018

FREEPORT-McMoRan INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11307-01	74-2480931
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 North Central Avenue Phoenix, AZ	85004
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 366-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01.	Entry into a Material Definitive Agreement.

On April 20, 2018, Freeport-McMoRan Inc. (“FCX”), and PT Freeport Indonesia (“PTFI”) and Freeport-McMoRan Oil & Gas LLC (“FM O&G”), subsidiaries of FCX, entered into a new revolving credit agreement with JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent, Bank of America, N.A., as syndication agent, and each of the lenders and issuing banks party thereto (the “Revolving Credit Facility”). BNP Paribas, Citibank, N.A., HSBC Bank USA, National Association, Mizuho Bank, Ltd., Sumitomo Mitsui Banking Corporation, The Bank of Nova Scotia, MUFG Bank, Ltd. and Bank of Montreal, Chicago Branch, were co-documentation agents for the Revolving Credit Facility. JPMorgan, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas Securities Corp., Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Mizuho Bank, Ltd., Sumitomo Mitsui Banking Corporation, The Bank of Nova Scotia, MUFG Bank, Ltd. and Bank of Montreal, Chicago Branch were joint lead arrangers and joint bookrunners for the Revolving Credit Facility. The Revolving Credit Facility is unsecured.

The Revolving Credit Facility replaces FCX’s existing revolving credit agreement dated as of February 14, 2013 (as amended, modified, supplemented, and amended and restated), among FCX, PTFI, FM O&G, the lenders and issuing banks party thereto, JPMorgan, as administrative agent, and Bank of America, N.A., as syndication agent. FCX elected, in accordance with the terms of the existing revolving credit agreement, to terminate all of the commitments under the existing revolving credit agreement, with such termination effective April 20, 2018. The Revolving Credit Facility provides for a five-year, unsecured revolving credit facility, under which FCX, PTFI and FM O&G may obtain loans in an aggregate principal amount of up to $3.5 billion (which is available for up to $1.5 billion in letters of credit), with PTFI’s borrowing capacity limited to $500 million. The Revolving Credit Facility matures on April 20, 2023. Amounts repaid under the Revolving Credit Facility prior to the maturity date may be reborrowed, subject to satisfaction of the borrowing conditions. As of April 20, 2018, FCX had no borrowings outstanding under the Revolving Credit Facility and approximately $13 million in letters of credit issued.

Interest on loans made under the Revolving Credit Facility will, at the option of FCX, PTFI or FM O&G, be determined based on the adjusted LIBO rate or the alternate base rate (each as defined in the Revolving Credit Facility) plus a spread to be determined by reference to a grid based on FCX’s credit ratings.

The Revolving Credit Facility contains various negative covenants that, among other things, restrict, subject to certain exceptions, the ability of FCX’s subsidiaries that are not borrowers or guarantors to incur additional indebtedness (including guarantee obligations) and FCX’s ability or the ability of FCX’s subsidiaries to: create liens on assets; enter into sale and leaseback transactions; engage in mergers, liquidations and dissolutions; and sell assets. In addition, the financial covenants under the Revolving Credit Facility require FCX to maintain (1) a total leverage ratio not to exceed 3.75 to 1.00 and (2) an interest expense coverage ratio of not less than 2.25 to 1.00. The Revolving Credit Facility also contains customary affirmative covenants and representations.

If any subsidiary of FCX (other than a borrower under the Revolving Credit Facility) guarantees any other bank credit facility of FCX or other senior indebtedness of FCX, the Revolving Credit Facility will be unconditionally guaranteed by such subsidiary with certain specified exceptions for foreign subsidiaries and foreign subsidiary holding companies. PTFI’s aggregate liability exposure under the Revolving Credit Facility is capped at $500 million.

Certain of the lenders and agents under the Revolving Credit Facility, and their respective affiliates have in the past engaged, and may in the future engage, in transactions with FCX and its affiliates, and have in the past performed, and may in the future perform, services, including commercial banking, financial advisory and investment banking services, for FCX and its affiliates, in the ordinary course of business for which they have received or will receive customary fees and expenses.

The foregoing description of the Revolving Credit Facility is not intended to be complete and is qualified in its entirety by reference to the Revolving Credit Facility, a copy of which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 1.02.  Termination of a Material Definitive Agreement.

See Item 1.01, which is incorporated herein by reference.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01, which is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Title
10.1	Revolving Credit Agreement dated as of April 20, 2018, among Freeport-McMoRan Inc., PT Freeport Indonesia, Freeport-McMoRan Oil & Gas LLC, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, and each of the lenders and issuing banks party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Freeport-McMoRan Inc.

By:	/s/ Kathleen L. Quirk

Kathleen L. Quirk
Executive Vice President, Chief Financial Officer
& Treasurer (authorized signatory and
Principal Financial Officer)

Date: April 23, 2018